Exhibit 99.1

News Release

Contact:
Steve Dale	H. D. McCullough	Judith T. Murphy
Media Relations	Investor Relations	Investor Relations
(612) 303-0784	(612) 303-0786	(612) 303-0783

U.S. BANCORP REPORTS RECORD NET INCOME FOR THE
SECOND QUARTER OF 2005

EARNINGS SUMMARY							Table 1

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q05 vs	2Q05 vs	YTD	YTD	Percent
	2005	2005	2004	1Q05	2Q04	2005	2004	Change

Net income	$1,121	$1,071	$1,037	4.7	8.1	$2,192	$2,045	7.2
Earnings per share (diluted)	0.60	0.57	0.54	5.3	11.1	1.17	1.06	10.4

Return on average assets (%)	2.23	2.21	2.19			2.22	2.16
Return on average equity (%)	22.7	21.9	21.9			22.3	21.3
Efficiency ratio (%)	48.3	41.7	38.6			45.1	42.7

Dividends declared per share	$0.30	$0.30	$0.24	—	25.0	$0.60	$0.48	25.0
Book value per share (period-end)	10.88	10.43	9.91	4.3	9.8
Net interest margin (%)	3.99	4.08	4.28			4.03	4.28

     MINNEAPOLIS, July 19, 2005 — U.S. Bancorp (NYSE: USB) today reported net income of $1,121 million for the second quarter of 2005, compared with $1,037 million for the second quarter of 2004. Net income of $.60 per diluted share in the second quarter of 2005 was higher than the same period of 2004 by $.06 (11.1 percent). Return on average assets and return on average equity were 2.23 percent and 22.7 percent, respectively, for the second quarter of 2005, compared with returns of 2.19 percent and 21.9 percent, respectively, for the second quarter of 2004.

     U.S. Bancorp Chairman and Chief Executive Officer Jerry A. Grundhofer said, “I am very proud to announce that our Company has achieved another quarter of record earnings and industry leading returns on equity and assets. The results included strong year-over-year and seasonal growth in our fee-based businesses, as well as exceptional credit quality. Loan growth in the second quarter of 2005 was excellent, increasing 8.3 percent over the same quarter of 2004 and at an annualized rate of 11.2 percent over the prior quarter. Once again, we exceeded our stated target

U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

and returned 92 percent of earnings to our shareholders during the quarter in the form of dividends and share repurchases.

     “Fee revenue, excluding the impact of securities gains (losses), continued to drive revenue growth this quarter, increasing 8.9 percent over the second quarter of 2004. Investments and core growth in our Payments Services and Consumer Banking business units were the primary drivers of the growth in fees, increasing 17.1 percent and 6.1 percent, respectively.

     “The growth in commercial loans was particularly encouraging this quarter, as average outstandings grew 9.0 percent over the second quarter of 2004 and, more importantly, at an annualized rate of 16.8 percent over the first quarter of 2005. Although credit spreads continued to tighten, accounting for 4 of the 9 basis point drop in the net margin on a linked quarter basis, we have remained competitive and disciplined in our approach to the market, capitalizing on our ability to compete on price while offering a wide array of non-credit products to fulfill our customers’ needs.

     “I am especially pleased with the exceptional improvement we have seen in the Company’s credit quality over the past year. Our loss and coverage ratios are better than our Company has experienced in many years and are the direct result of the actions we have taken to reduce the risk profile of the Company. We expect to continue to grow our credit-related businesses, both commercial and retail, while maintaining the discipline that has helped us reach these quality metrics today.

     “We are well on our way to meeting our financial goals for 2005 and beyond. We will continue to invest in our franchise, as we have been, to create and enhance our set of products and services, increase our market penetration and provide outstanding service to our customers.”

     The Company’s results for the second quarter of 2005 improved over the same period of 2004, as net income rose by $84 million (8.1 percent), primarily due to growth in fee-based products and services, reduced credit costs and lower tax expense. During the second quarter of 2005, the Company recognized a $53 million impairment of its mortgage servicing rights (“MSR”) asset, reflecting lower longer-term interest rates in the second quarter of 2005, compared with the recognition of $171 million reparation of its MSR asset in the second quarter of 2004. Also included in the second quarter of 2005 results was a $54 million charge related to a completed tender offer for debt securities and a $94 million reduction in income tax expense related to the

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U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

resolution of federal tax examinations covering all of the Company’s legal entities for all years through 2002.

     Total net revenue on a taxable-equivalent basis for the second quarter of 2005 was $281 million (9.3 percent) higher than the second quarter of 2004, primarily reflecting 8.9 percent growth in fee-based revenue across the majority of fee categories, expansion in payments processing businesses and a $173 million favorable variance in securities gains (losses), partially offset by a 1.0 percent reduction in net interest income.

     Total noninterest expense in the second quarter of 2005 was $362 million (29.4 percent) higher than the second quarter of 2004, primarily reflecting the $224 million unfavorable change in the valuation of mortgage servicing rights and the $54 million charge related to the Company’s recent tender offer for certain subordinated and trust preferred debt securities. In addition, expenses reflected incremental costs related to expanding the payment processing businesses, investments in in-store branches, adding middle market and community bankers, marketing initiatives and higher pension costs from a year ago.

     Provision for credit losses for the second quarter of 2005 was $144 million, a decrease of $60 million (29.4 percent) from the second quarter of 2004. The decrease in the provision for credit losses year-over-year reflected a decrease in total net charge-offs. Net charge-offs in the second quarter of 2005 were $144 million, compared with the first quarter of 2005 net charge-offs of $172 million and the second quarter of 2004 net charge-offs of $204 million. Total nonperforming assets declined to $610 million at June 30, 2005, from $665 million at March 31, 2005 (8.3 percent), and $911 million at June 30, 2004 (33.0 percent). The ratio of the allowance for credit losses to nonperforming loans was 441 percent at June 30, 2005, compared with 404 percent at March 31, 2005, and 299 percent at June 30, 2004.

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U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

INCOME STATEMENT HIGHLIGHTS								Table 2

(Taxable-equivalent basis, $ in millions,				Percent	Percent
except per-share data)				Change	Change
	2Q	1Q	2Q	2Q05 vs	2Q05 vs	YTD	YTD	Percent
	2005	2005	2004	1Q05	2Q04	2005	2004	Change

Net interest income	$1,761	$1,751	$1,779	0.6	(1.0)	$3,512	$3,558	(1.3)
Noninterest income	1,541	1,382	1,242	11.5	24.1	2,923	2,560	14.2

Total net revenue	3,302	3,133	3,021	5.4	9.3	6,435	6,118	5.2
Noninterest expense	1,595	1,331	1,233	19.8	29.4	2,926	2,688	8.9

Income before provision and income taxes	1,707	1,802	1,788	(5.3)	(4.5)	3,509	3,430	2.3
Provision for credit losses	144	172	204	(16.3)	(29.4)	316	439	(28.0)

Income before income taxes	1,563	1,630	1,584	(4.1)	(1.3)	3,193	2,991	6.8
Taxable-equivalent adjustment	7	7	7	—	—	14	14	—
Applicable income taxes	435	552	540	(21.2)	(19.4)	987	932	5.9

Net income	$1,121	$1,071	$1,037	4.7	8.1	$2,192	$2,045	7.2

Diluted earnings per share	$0.60	$0.57	$0.54	5.3	11.1	$1.17	$1.06	10.4

Net Interest Income

     Second quarter net interest income on a taxable-equivalent basis was $1,761 million, compared with $1,779 million recorded in the second quarter of 2004. Average earning assets for the period increased over the second quarter of 2004 by $9.7 billion (5.8 percent), primarily driven by a $3.3 billion (8.2 percent) increase in retail loans, a $3.2 billion (8.1 percent) increase in total commercial loans and a $3.1 billion (22.4 percent) increase in residential mortgages. The positive impact to net interest income from the growth in earning assets was more than offset by a lower net interest margin. The net interest margin in the second quarter of 2005 was 3.99 percent, compared with 4.28 percent in the second quarter of 2004. The decline in the net interest margin reflected the current lending environment, asset/liability management decisions and the impact of changes in the yield curve from a year ago. Since the second quarter of 2004, credit spreads have tightened by approximately 18 basis points across most lending products due to competitive pricing and a change in mix due to growth in lower spread credit products. The net interest margin also declined due to funding incremental growth with higher cost wholesale funding and asset/liability decisions designed to maintain a relatively neutral rate risk position, including reducing the duration of the securities portfolio, funding asset growth with more fixed rate long term debt and a 56 percent

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U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

reduction in the net receive fixed swap position between June 30, 2004, and June 30, 2005. Increases in the margin benefit of deposits and net free funds helped to partially offset these factors.

     Net interest income in the second quarter of 2005 was higher than the first quarter of 2005 by $10 million (.6 percent). Average earning assets grew quarter-over-quarter by $3.4 billion (2.0 percent). Growth in most loan categories, including a 3.7 percent increase in total commercial loans, drove the increase in average earning assets over the prior quarter. The positive impact to net interest income from the growth in earning assets and day basis was partially offset by a lower net interest margin. The net interest margin in the second quarter of 2005 was 9 basis points lower than the net interest margin of 4.08 percent recorded in the first quarter of 2005. The decline in the net interest margin from the first quarter of 2005 reflected tighter credit spreads (4 basis points) due to increased competition, in addition to changes in loan mix. Higher short-term rates, funding a higher percentage of earning asset growth with wholesale funding and asset/liability actions designed to maintain a relatively neutral rate risk position, including a 31 percent reduction in the net receive fixed swap position between March 31, 2005, and June 30, 2005, also contributed to the margin reduction. This was partially offset by the higher margin benefit of deposits and net free funds and loan fees.

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U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

NET INTEREST INCOME								Table 3

(Taxable-equivalent basis; $ in millions)
				Change	Change
	2Q	1Q	2Q	2Q05 vs	2Q05 vs	YTD	YTD	Percent
	2005	2005	2004	1Q05	2Q04	2005	2004	Change

Components of net interest income
Income on earning assets	$2,572	$2,442	$2,243	$130	$329	$5,014	$4,508	$506
Expense on interest-bearing liabilities	811	691	464	120	347	1,502	950	552

Net interest income	$1,761	$1,751	$1,779	$10	$(18)	$3,512	$3,558	$(46)

Average yields and rates paid
Earning assets yield	5.83%	5.69%	5.39%	0.14%	0.44%	5.76%	5.43%	0.33%
Rate paid on interest-bearing liabilities	2.23	1.97	1.38	0.26	0.85	2.10	1.42	0.68

Gross interest margin	3.60%	3.72%	4.01%	(0.12)%	(0.41)%	3.66%	4.01%	(0.35)%

Net interest margin	3.99%	4.08%	4.28%	(0.09)%	(0.29)%	4.03%	4.28%	(0.25)%

Average balances
Investment securities	$42,341	$42,813	$42,489	$(472)	$(148)	$42,576	$43,617	$(1,041)
Loans	131,275	127,654	121,161	3,621	10,114	129,474	119,985	9,489
Earning assets	176,730	173,294	166,990	3,436	9,740	175,022	166,674	8,348
Interest-bearing liabilities	146,070	142,052	134,819	4,018	11,251	144,072	134,893	9,179
Net free funds*	30,660	31,242	32,171	(582)	(1,511)	30,950	31,781	(831)

*	Represents noninterest-bearing deposits, allowance for loan losses, unrealized gain (loss) on available-for-sale securities, non-earning assets, other noninterest-bearing liabilities and equity.

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U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

AVERAGE LOANS								Table 4

($ in millions)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q05 vs	2Q05 vs	YTD	YTD	Percent
	2005	2005	2004	1Q05	2Q04	2005	2004	Change

Commercial	$37,595	$36,083	$34,484	4.2	9.0	$36,843	$34,057	8.2
Lease financing	4,922	4,914	4,846	0.2	1.6	4,918	4,873	0.9

Total commercial	42,517	40,997	39,330	3.7	8.1	41,761	38,930	7.3

Commercial mortgages	20,156	20,268	20,477	(0.6)	(1.6)	20,212	20,515	(1.5)
Construction and development	7,426	7,236	6,639	2.6	11.9	7,331	6,598	11.1

Total commercial real estate	27,582	27,504	27,116	0.3	1.7	27,543	27,113	1.6

Residential mortgages	17,198	15,827	14,052	8.7	22.4	16,517	13,831	19.4

Credit card	6,527	6,417	5,989	1.7	9.0	6,472	5,933	9.1
Retail leasing	7,314	7,198	6,484	1.6	12.8	7,256	6,338	14.5
Home equity and second mortgages	15,003	14,844	13,775	1.1	8.9	14,924	13,575	9.9
Other retail	15,134	14,867	14,415	1.8	5.0	15,001	14,265	5.2

Total retail	43,978	43,326	40,663	1.5	8.2	43,653	40,111	8.8

Total loans	$131,275	$127,654	$121,161	2.8	8.3	$129,474	$119,985	7.9

     Average loans for the second quarter of 2005 were $10.1 billion (8.3 percent) higher than the second quarter of 2004, driven by growth in average retail loans of $3.3 billion (8.2 percent), total commercial loans of $3.2 billion (8.1 percent) and residential mortgages of $3.1 billion (22.4 percent). Total commercial real estate loans also increased slightly year-over-year by $466 million (1.7 percent). Average loans for the second quarter of 2005 were higher than the first quarter of 2005 by $3.6 billion (2.8 percent), reflecting growth in substantially all loan categories.

     Average investment securities in the second quarter of 2005 were $148 million (.3 percent) lower than in the second quarter of 2004. Investment securities at June 30, 2005, were $2.0 billion higher than at June 30, 2004, but $804 million lower than the balance at March 31, 2005. The changes in the balance of the investment securities portfolio from a year ago principally reflected the net impact of repositioning the investment portfolio during 2004 as part of asset/liability risk management decisions to acquire variable rate and shorter-term fixed securities to reduce the effective duration of the portfolio and to maintain a relatively neutral interest rate risk position. The

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U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

decline from first quarter of 2005 primarily represented maturities or prepayments with the proceeds being utilized to fund loan growth. During the second quarter of 2005, the Company retained its mix of approximately 39 percent variable rate securities.

AVERAGE DEPOSITS								Table 5

($ in millions)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q05 vs	2Q05 vs	YTD	YTD	Percent
	2005	2005	2004	1Q05	2Q04	2005	2004	Change

Noninterest-bearing deposits	$29,148	$28,417	$30,607	2.6	(4.8)	$28,784	$29,815	(3.5)
Interest-bearing deposits
Interest checking	23,024	23,146	20,739	(0.5)	11.0	23,085	20,844	10.8
Money market accounts	29,563	30,264	34,242	(2.3)	(13.7)	29,911	34,320	(12.8)
Savings accounts	5,886	5,968	5,936	(1.4)	(0.8)	5,927	5,917	0.2

Savings products	58,473	59,378	60,917	(1.5)	(4.0)	58,923	61,081	(3.5)
Time certificates of deposit less than $100,000	13,152	12,978	13,021	1.3	1.0	13,066	13,319	(1.9)
Time deposits greater than $100,000	20,459	18,650	12,571	9.7	62.7	19,559	12,352	58.3

Total interest-bearing deposits	92,084	91,006	86,509	1.2	6.4	91,548	86,752	5.5

Total deposits	$121,232	$119,423	$117,116	1.5	3.5	$120,332	$116,567	3.2

     Average noninterest-bearing deposits for the second quarter of 2005 were lower than the second quarter of 2004 by $1.5 billion (4.8 percent). The year-over-year change in the average balance of noninterest-bearing deposits was impacted by product changes in the Consumer Banking business line. In late 2004, the Company migrated approximately $1.3 billion of noninterest-bearing deposit balances to interest checking accounts as an enhancement to its Silver Elite Checking product. Average branch-based noninterest-bearing deposits in the second quarter of 2005, excluding the migration of certain high-value customers to Silver Elite Checking, were higher by approximately $200 million (1.7 percent) over the same quarter of 2004, as net new checking accounts continue to grow. Average noninterest-bearing deposits in other areas, including commercial banking and private client, trust and asset management, also increased year-over-year. These favorable variances were offset, however, by expected declines in average noninterest-bearing deposits in corporate banking as customers utilize their excess liquidity.

     Average total savings products declined year-over-year by $2.4 billion (4.0 percent), due to reductions in average money market account balances and savings accounts, partially offset by

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U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

higher interest checking balances. Average branch-based interest checking deposits increased by $2.5 billion (16.5 percent) over the same quarter of 2004, in part, due to the change in the Silver Elite Checking product, as well as new account growth. Average branch-based interest checking deposits, excluding Silver Elite Checking, were higher by approximately $1.2 billion (8.0 percent) year-over-year. This positive variance in branch-based interest checking account deposits was partially offset by reductions in other areas, principally corporate banking. Average money market account balances declined by $4.7 billion (13.7 percent) year-over-year, with the largest declines in the branches, national corporate banking and government banking. The overall decrease in average money market account balances year-over-year was the result of the Company’s deposit pricing decisions. A portion of the money market balances have migrated to time deposits greater than $100,000 as rates increased on the time deposit products.

     Average time certificates less than $100,000 were higher in the second quarter of 2005 than the second quarter of 2004 by $131 million (1.0 percent). The Company also experienced year-over-year growth in average time deposits greater than $100,000 of $7.9 billion (62.7 percent), most notably in corporate banking, as customers migrated balances to higher rate deposits.

     Average noninterest-bearing deposits for the second quarter of 2005 were $731 million (2.6 percent) higher than the first quarter of 2005. Average savings products declined by $905 million (1.5 percent) in the current quarter from the first quarter of 2005. Average interest checking deposits declined slightly quarter-over-quarter, the net result of higher average branch-related interest checking balances (2.2 percent), offset by lower balances in other business lines, principally corporate banking. Average money market account balances declined by $701 million (2.3 percent) as the Company continued to lag deposit pricing. Time certificates of deposit less than $100,000 increased modestly from the first quarter of 2005, while time deposits greater than $100,000 rose by $1.8 billion (9.7 percent), primarily due to growth in corporate banking customer balances and foreign branch time deposits.

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U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

NONINTEREST INCOME								Table 6

($ in millions)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q05 vs	2Q05 vs	YTD	YTD	Percent
	2005	2005	2004	1Q05	2Q04	2005	2004	Change

Credit and debit card revenue	$177	$154	$159	14.9	11.3	$331	$301	10.0
Corporate payment products revenue	120	107	103	12.1	16.5	227	198	14.6
ATM processing services	57	47	45	21.3	26.7	104	87	19.5
Merchant processing services	198	178	165	11.2	20.0	376	306	22.9
Trust and investment management fees	253	247	251	2.4	0.8	500	500	—
Deposit service charges	234	210	202	11.4	15.8	444	387	14.7
Treasury management fees	117	107	121	9.3	(3.3)	224	239	(6.3)
Commercial products revenue	100	96	108	4.2	(7.4)	196	218	(10.1)
Mortgage banking revenue	110	102	110	7.8	—	212	204	3.9
Investment products fees and commissions	39	39	43	—	(9.3)	78	82	(4.9)
Securities gains (losses), net	1	(59)	(172)	nm	nm	(58)	(172)	(66.3)
Other	135	154	107	(12.3)	26.2	289	210	37.6

Total noninterest income	$1,541	$1,382	$1,242	11.5	24.1	$2,923	$2,560	14.2

Noninterest Income

     Second quarter noninterest income was $1,541 million, an increase of $299 million (24.1 percent) from the same quarter of 2004, and $159 million (11.5 percent) higher than the first quarter of 2005. The increase in noninterest income over the second quarter of 2004 was driven by favorable variances in securities gains (losses) and in the majority of fee income categories. Credit and debit card revenue and corporate payment products revenue were both higher in the second quarter of 2005 than the second quarter of 2004 by $18 million and $17 million, or 11.3 percent and 16.5 percent, respectively. The growth in credit and debit card revenue was driven by higher transaction volumes and rate changes. The corporate payment products revenue growth reflected growth in sales, card usage, rate changes and the recent acquisition of a small fleet card business. ATM processing services revenue was higher by $12 million (26.7 percent) in the second quarter of 2005 than the same quarter of the prior year, primarily due to the expansion of the ATM business in May of 2005. Merchant processing services revenue was higher in the second quarter of 2005 than the same quarter of 2004 by $33 million (20.0 percent), reflecting an increase in sales volume, new

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U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

business, higher equipment fees and the expansion of business in Europe. Deposit service charges were higher year-over-year by $32 million (15.8 percent) due to account growth and transaction-related fees. Other income was higher by $28 million (26.2 percent), primarily due to higher income from equity investments relative to the same quarter of 2004. Partially offsetting these positive variances year-over-year were commercial products revenue, treasury management fees and investment products fees and commissions, which declined by $8 million (7.4 percent), $4 million (3.3 percent) and $4 million (9.3 percent), respectively. Commercial products revenue declined due to reductions in loan fees and international product revenue. The decrease in treasury management fees was primarily due to higher earnings credit on customers’ compensating balances. The decline in investment management fees and commissions reflected lower sales volume relative to the same quarter in 2004.

     Noninterest income was higher in the second quarter of 2005 than the first quarter of 2005 by $159 million (11.5 percent), primarily due to a $60 million favorable change in gains (losses) on the sale of securities and increases in the majority of the remaining fee income categories. Credit and debit card revenue, corporate payment products revenue and merchant processing services rose by $23 million (14.9 percent), $13 million (12.1 percent) and $20 million (11.2 percent), respectively, reflecting seasonally higher sales. ATM processing services revenue increased by $10 million (21.3 percent) primarily due to the expansion of the business. Deposit service charges were higher by $24 million (11.4 percent) in the second quarter of 2005 compared with the first quarter of 2005, reflecting higher transaction-related fees and net new account growth. The increase in trust and investment management fees and treasury management fees over the first quarter of 2005 reflected seasonally strong tax-related processing revenue. Mortgage banking revenue was higher by $8 million (7.8 percent) than the prior quarter due to stronger loan production. Slightly offsetting these favorable variances was other income which was lower quarter-over-quarter by $19 million (12.3 percent), primarily due to a decline in revenue from equity investments relative to the first quarter of 2005.

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U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

NONINTEREST EXPENSE								Table 7

($ in millions)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q05 vs	2Q05 vs	YTD	YTD	Percent
	2005	2005	2004	1Q05	2Q04	2005	2004	Change

Compensation	$612	$567	$573	7.9	6.8	$1,179	$1,109	6.3
Employee benefits	108	116	91	(6.9)	18.7	224	191	17.3
Net occupancy and equipment	159	154	153	3.2	3.9	313	309	1.3
Professional services	39	36	35	8.3	11.4	75	67	11.9
Marketing and business development	67	43	49	55.8	36.7	110	84	31.0
Technology and communications	113	106	102	6.6	10.8	219	204	7.4
Postage, printing and supplies	63	63	60	—	5.0	126	122	3.3
Other intangibles	181	71	(47)	nm	nm	252	179	40.8
Debt prepayment	54	—	2	nm	nm	54	37	45.9
Other	199	175	215	13.7	(7.4)	374	386	(3.1)

Total noninterest expense	$1,595	$1,331	$1,233	19.8	29.4	$2,926	$2,688	8.9

Noninterest Expense

     Second quarter noninterest expense totaled $1,595 million, an increase of $362 million (29.4 percent) over the same quarter of 2004 and a $264 million (19.8 percent) increase over the first quarter of 2005. The increase in expense year-over-year was primarily driven by the $224 million unfavorable change in the MSR valuation, as well as the increase of $52 million in debt prepayment charges relative to the second quarter of 2004. Compensation expense was higher year-over-year by $39 million (6.8 percent), principally due to business expansion of in-store branches, investments in commercial and community bankers, expansion of the Company’s payments processing businesses, and other growth initiatives. Employee benefits increased year-over-year by $17 million (18.7 percent), primarily as a result of higher pension expense and payroll taxes. Marketing and business development was higher in the second quarter of 2005 than the second quarter of 2004 by $18 million (36.7 percent) due to marketing initiatives and the timing of contributions to the Company’s charitable foundation. Technology and communications expense rose by $11 million (10.8 percent), reflecting technology investments that increased software expense, in addition to outside data processing expense. Other expense declined in the second

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U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

quarter from the same quarter of 2004 by $16 million (7.4 percent), primarily due to decreases in other loan expense, insurance, lower merchant charge-back risk, and other operating losses.

     Noninterest expense in the second quarter of 2005 was higher than the first quarter of 2005 by $264 million (19.8 percent). The increase in noninterest expense in the second quarter of 2005 from the first quarter of 2005 was primarily driven by the $107 million unfavorable change in the MSR valuation quarter-over-quarter, as well as the $54 million charge taken in connection with the Company’s tender offer for certain debt securities in the second quarter of 2005. The increase in compensation expense of $45 million (7.9 percent) in the second quarter over the prior quarter was primarily due to acquisitions, merit-based salary increases and higher incentive and commission-based compensation costs in the second quarter of 2005, while employee benefits declined by $8 million (6.9 percent) due to seasonally lower payroll taxes. Marketing and business development and technology and communications rose quarter-over-quarter by $24 million (55.8 percent) and $7 million (6.6 percent), respectively. The variance in marketing and business development reflected the timing of marketing programs and contributions to the Company’s charitable foundation. Technology and communications rose relative to the prior quarter due to business investment and increases in data transmission costs. Other expense was higher in the second quarter of 2005 than the first quarter of 2005, primarily due to acquisition integration costs and write-downs associated with certain co-branding and lease arrangements.

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U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

ALLOWANCE FOR CREDIT LOSSES					Table 8

($ in millions)	2Q	1Q	4Q	3Q	2Q
	2005	2005	2004	2004	2004

Balance, beginning of period	$2,269	$2,269	$2,370	$2,370	$2,370

Net charge-offs
Commercial	9	14	8	2	36
Lease financing	6	13	10	19	19

Total commercial	15	27	18	21	55
Commercial mortgages	1	4	9	3	2
Construction and development	(3)	2	1	3	—

Total commercial real estate	(2)	6	10	6	2

Residential mortgages	8	9	8	7	7

Credit card	64	65	61	65	63
Retail leasing	5	8	9	9	10
Home equity and second mortgages	16	17	18	18	20
Other retail	38	40	39	40	47

Total retail	123	130	127	132	140

Total net charge-offs	144	172	163	166	204
Provision for credit losses	144	172	64	166	204
Acquisitions and other changes	—	—	(2)	—	—

Balance, end of period	$2,269	$2,269	$2,269	$2,370	$2,370

Components
Allowance for loan losses	$2,082	$2,082	$2,080	$2,184	$2,190
Liability for unfunded credit commitments	187	187	189	186	180

Total allowance for credit losses	$2,269	$2,269	$2,269	$2,370	$2,370

Gross charge-offs	$222	$231	235	$260	$274
Gross recoveries	$78	$59	$72	$94	$70

Net charge-offs to average loans (%)	0.44	0.55	0.52	0.54	0.68

Allowance as a percentage of:
Period-end loans	1.70	1.76	1.80	1.90	1.93
Nonperforming loans	441	404	355	337	299
Nonperforming assets	372	341	303	294	260

Credit Quality

     The allowance for credit losses was $2,269 million at June 30, 2005, equal to the allowance for credit losses at March 31, 2005, and slightly lower than the allowance for credit losses of $2,370

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U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

million at June 30, 2004. The ratio of the allowance for credit losses to period-end loans was 1.70 percent at June 30, 2005, compared with 1.76 percent at March 31, 2005, and 1.93 percent at June 30, 2004. The ratio of the allowance for credit losses to nonperforming loans was 441 percent at June 30, 2005, compared with 404 percent at March 31, 2005, and 299 percent at June 30, 2004. Total net charge-offs in the second quarter of 2005 were $144 million, compared with the first quarter of 2005 net charge-offs of $172 million and the second quarter of 2004 net charge-offs of $204 million.

     Commercial and commercial real estate loan net charge-offs were $13 million for the second quarter of 2005, or .07 percent of average loans outstanding, compared with $33 million, or .20 percent of average loans outstanding, in the first quarter of 2005 and $57 million, or .35 percent of average loans outstanding, in the second quarter of 2004. The decline in net charge-offs reflected a stronger level of recoveries than prior quarters, as well as broad-based improvement in the overall quality of the commercial loan portfolio.

     Retail loan net charge-offs of $123 million in the second quarter of 2005 were $7 million (5.4 percent) lower than the first quarter of 2005 and $17 million (12.1 percent) lower than the second quarter of 2004. Retail loan net charge-offs as a percent of average loans outstanding were 1.12 percent in the second quarter of 2005, compared with 1.22 percent and 1.38 percent in the first quarter of 2005 and second quarter of 2004, respectively. Lower levels of retail loan net charge-offs principally reflected the Company’s ongoing improvement in collection efforts and risk management.

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U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

CREDIT RATIOS					Table 9

(Percent)	2Q	1Q	4Q	3Q	2Q
	2005	2005	2004	2004	2004

Net charge-offs ratios*
Commercial	0.10	0.16	0.09	0.02	0.42
Lease financing	0.49	1.07	0.82	1.56	1.58
Total commercial	0.14	0.27	0.18	0.21	0.56

Commercial mortgages	0.02	0.08	0.18	0.06	0.04
Construction and development	(0.16)	0.11	0.05	0.17	—
Total commercial real estate	(0.03)	0.09	0.14	0.09	0.03

Residential mortgages	0.19	0.23	0.21	0.19	0.20

Credit card	3.93	4.11	3.82	4.21	4.23
Retail leasing	0.27	0.45	0.51	0.52	0.62
Home equity and second mortgages	0.43	0.46	0.49	0.50	0.58
Other retail	1.01	1.09	1.06	1.09	1.31
Total retail	1.12	1.22	1.18	1.26	1.38

Total net charge-offs	0.44	0.55	0.52	0.54	0.68

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans**
Commercial	0.05	0.06	0.05	0.05	0.05
Commercial real estate	0.01	0.02	—	0.01	0.01
Residential mortgages	0.32	0.41	0.46	0.46	0.50
Retail	0.40	0.43	0.47	0.47	0.48
Total loans	0.19	0.22	0.23	0.23	0.24

Delinquent loan ratios - 90 days or more past due including nonperforming loans**
Commercial	0.74	0.84	0.99	1.14	1.37
Commercial real estate	0.59	0.68	0.73	0.75	0.76
Residential mortgages	0.55	0.66	0.74	0.77	0.79
Retail	0.43	0.47	0.51	0.51	0.52
Total loans	0.58	0.66	0.74	0.80	0.88

*	annualized and calculated on average loan balances

**	ratios are expressed as a percent of ending loan balances

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U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

ASSET QUALITY					Table 10

($ in millions)
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2005	2005	2004	2004	2004

Nonperforming loans
Commercial	$238	$254	$289	$348	$416
Lease financing	60	70	91	91	111

Total commercial	298	324	380	439	527
Commercial mortgages	140	159	175	166	164
Construction and development	21	21	25	35	41

Commercial real estate	161	180	200	201	205
Residential mortgages	42	41	43	46	42
Retail	13	16	17	17	18

Total nonperforming loans	514	561	640	703	792

Other real estate	68	66	72	69	70
Other nonperforming assets	28	38	36	33	49

Total nonperforming assets*	$610	$665	$748	$805	$911

Accruing loans 90 days or more past due	$258	$285	$294	$292	$293

Nonperforming assets to loans plus ORE (%)	0.46	0.52	0.59	0.64	0.74

*	does not include accruing loans 90 days or more past due

     Nonperforming assets at June 30, 2005, totaled $610 million, compared with $665 million at March 31, 2005, and $911 million at June 30, 2004. The ratio of nonperforming assets to loans and other real estate was .46 percent at June 30, 2005, compared with .52 percent at March 31, 2005, and .74 percent at June 30, 2004.

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U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

CAPITAL POSITION					Table 11

($ in millions)	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2005	2005	2004	2004	2004

Total shareholders’ equity	$19,901	$19,208	$19,539	$19,600	$18,675
Tier 1 capital	14,564	14,943	14,720	14,589	14,294
Total risk-based capital	22,362	23,099	23,352	21,428	21,255

Common equity to assets	9.8%	9.7%	10.0%	10.2%	9.8%
Tangible common equity to assets	6.1	6.2	6.4	6.4	6.3
Tier 1 capital ratio	8.1	8.6	8.6	8.7	8.7
Total risk-based capital ratio	12.5	13.3	13.1	12.7	12.9
Leverage ratio	7.5	7.9	7.9	7.9	7.8

     Total shareholders’ equity was $19.9 billion at June 30, 2005, compared with $18.7 billion at June 30, 2004. The increase was the result of corporate earnings offset by share buybacks and dividends.

     Tangible common equity to assets was 6.1 percent at June 30, 2005, compared with 6.2 percent at March 31, 2005, and 6.3 percent at June 30, 2004. The Tier 1 capital ratio was 8.1 percent at June 30, 2005, compared with 8.6 percent at March 31, 2005, and 8.7 percent at June 30, 2004. The total risk-based capital ratio was 12.5 percent at June 30, 2005, compared with 13.3 percent at March 31, 2005, and 12.9 percent at June 30, 2004. The leverage ratio was 7.5 percent at June 30, 2005, compared with 7.9 percent at March 31, 2005, and 7.8 percent at June 30, 2004. All regulatory ratios continue to be in excess of stated “well capitalized” requirements.

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U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

COMMON SHARES					Table 12

(Millions)	2Q	1Q	4Q	3Q	2Q
	2005	2005	2004	2004	2004

Beginning shares outstanding	1,842	1,858	1,871	1,884	1,901

Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	4	4	7	6	4
Shares repurchased	(17)	(20)	(20)	(19)	(21)

Ending shares outstanding	1,829	1,842	1,858	1,871	1,884

     On December 21, 2004, the Board of Directors of U.S. Bancorp approved an authorization to repurchase up to 150 million shares of outstanding common stock during the following 24 months. This repurchase program replaced the Company’s previous program. During the second quarter of 2005, the Company repurchased 17 million shares of common stock. As of June 30, 2005, there were approximately 107 million shares remaining to be repurchased under the current authorization.

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U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

LINE OF BUSINESS FINANCIAL PERFORMANCE*									Table 13

($ in millions)
	Net Income			Percent Change					2Q 2005
	2Q	1Q	2Q	2Q05 vs	2Q05 vs	YTD	YTD	Percent	Earnings
Business Line	2005	2005	2004	1Q05	2Q04	2005	2004	Change	Composition

Wholesale Banking	$267	$255	$243	4.7	9.9	$522	$471	10.8	24%
Consumer Banking	452	405	369	11.6	22.5	857	698	22.8	40
Private Client, Trust and Asset Management	116	112	95	3.6	22.1	228	196	16.3	10
Payment Services	178	165	161	7.9	10.6	343	309	11.0	16
Treasury and Corporate Support	108	134	169	(19.4)	(36.1)	242	371	(34.8)	10

Consolidated Company	$1,121	$1,071	$1,037	4.7	8.1	$2,192	$2,045	7.2	100%

*	preliminary data

Lines of Business

     Within the Company, financial performance is measured by major lines of business which include Wholesale Banking, Consumer Banking, Private Client, Trust and Asset Management, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is available and is evaluated regularly in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to our diverse customer base. During 2005, certain organization and methodology changes were made and, accordingly, prior period results have been restated and presented on a comparable basis.

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U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

     Wholesale Banking offers lending, depository, treasury management and other financial services to middle market, large corporate and public sector clients. Wholesale Banking contributed $267 million of the Company’s net income in the second quarter of 2005, a 9.9 percent increase over the same period of 2004 and a 4.7 percent increase over the first quarter of 2005. The increase in Wholesale Banking’s second quarter 2005 contribution over the same quarter of 2004 was primarily the result of favorable variances in total net revenue (2.8 percent) and the provision for credit losses. Partly offsetting these positive variances was an increase in total noninterest expense (1.4 percent). The favorable variance in total net revenue year-over-year was primarily the result of growth in net interest income (4.3 percent), as the business line’s noninterest income remained flat. The increase in net interest income was primarily due to an increase in average loans outstanding and wider deposit spreads, partially offset by tighter credit spreads. Noninterest income was flat year-over-year, as declines in commercial products revenue (3.4 percent) and treasury management fees (1.2 percent) were offset by higher revenue from equity investments relative to the second quarter of 2004. Wholesale Banking’s unfavorable variance in total noninterest expense year-over-year was the result of higher compensation and employee benefits, the result of merit-based increases, new hires and production-based incentives, in addition to higher net shared services expense. Net recoveries of $16 million in the current quarter, compared with net charge-offs of $8 million in the second quarter of 2004, drove the favorable variance in the provision for credit losses year-over-year. The increase in Wholesale Banking’s contribution to net income in the second quarter of 2005 over the first quarter of 2005 was the result of favorable variances in total net revenue (1.5 percent) and the provision for credit losses, partially offset by an increase in total noninterest expense (4.5 percent). Total net revenue was higher on a linked quarter basis, with an increase in net interest income (3.3 percent) partially offset by a decline in total noninterest income (1.9 percent). The favorable variance quarter-over-quarter in net interest income was primarily attributed to an increase in average loans outstanding and deposit balances, as well as wider deposit spreads. The decrease in noninterest income quarter-over-quarter was due to favorable variances in commercial products revenue and treasury management fees, which were more than offset by a decrease in other income related to revenue from equity investments. Commercial products revenue benefited from stronger capital markets related fees, while the growth in treasury management fees reflected seasonal tax receipt processing. The increase in total noninterest expense was principally due to higher net shared services expense related to customer transaction volumes and seasonal tax

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U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

receipt processing activities, partially offset by lower compensation and employee benefits and other expense. Net recoveries of $16 million in the second quarter of 2005, compared with net charge-offs of $3 million in the first quarter of 2005, drove the favorable variance in the provision for credit losses quarter-over-quarter.

     Consumer Banking delivers products and services through banking offices, telemarketing, on-line services, direct mail and ATMs. It encompasses community banking, metropolitan banking, in-store banking, small business banking, including lending guaranteed by the Small Business Administration, small-ticket leasing, consumer lending, mortgage banking, workplace banking, student banking, 24-hour banking, and investment product and insurance sales. Consumer Banking contributed $452 million of the Company’s net income in the second quarter of 2005, a 22.5 percent increase over the same period of 2004 and an 11.6 percent increase over the prior quarter. The favorable increase year-over-year was the result of higher total net revenue (9.1 percent) and lower provision for credit losses (26.9 percent), partially offset by an increase in total noninterest expense (2.9 percent). Total net revenue was higher than the same quarter of 2004 due to increases in both net interest income (10.8 percent) and noninterest income (6.1 percent). Net interest income was higher year-over-year, primarily as a result of higher deposit spreads, as income from growth in average loan balances was offset by lower spreads on those assets. Noninterest income improved in the second quarter of 2005 over the same period of 2004, principally due to growth in deposit service charges (15.9 percent). Total noninterest expense in the second quarter of 2005 was higher than the same quarter of 2004, primarily due to an increase in compensation and employee benefits (5.4 percent), the result of the Company’s in-store branch expansion, other hiring initiatives and incentives, in addition to higher net shared services expense (5.5 percent). A 26.9 percent reduction in net charge-offs year-over-year drove the positive variance in the business line’s provision for credit losses.

     The increase in Consumer Banking’s contribution in the second quarter of 2005 over the prior quarter was the net result of favorable variances in total net revenue (6.5 percent) and provision for credit losses (15.0 percent), partly offset by an increase in noninterest expense (4.1 percent). Net interest income was higher quarter-over-quarter largely due to increases in average loans outstanding and deposit spreads relative to the prior quarter, which were partly offset by lower credit spreads. Noninterest income was higher (11.6 percent) than the prior quarter primarily due to growth in deposit service charges, mortgage banking revenue and other revenue, the result of a

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U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

favorable change in lease residual income. The unfavorable variance in total noninterest expense quarter-over-quarter was driven by an increase in net shared services expense and other expense, mainly the result of higher marketing and business development expense. A 15.0 percent reduction in net charge-offs quarter-over-quarter drove the positive variance in the provision for credit losses.

     Private Client, Trust and Asset Management provides trust, private banking, financial advisory, investment management and mutual fund servicing through five businesses: Private Client Group, Corporate Trust, Asset Management, Institutional Trust and Custody and Fund Services. Private Client, Trust and Asset Management contributed $116 million of the Company’s net income in the second quarter of 2005, 22.1 percent higher than the same period of 2004 and 3.6 percent higher than the prior quarter of 2005. The increase in the business line’s contribution in the second quarter of 2005 over the same quarter of 2004 was the result of favorable variances in total net revenue (7.9 percent) and the provision for credit losses (77.8 percent). Total noninterest expense remained flat year-over-year. Net interest income was favorably impacted year-over-year by deposit spreads, while noninterest income was essentially equal to the same quarter of 2004, as gains from equity market valuations were offset by lower fees, partially due to a change in the mix of fund balances and customers’ migration from paying for services with fees to paying with compensating balances. Lower net charge-offs drove the positive change in provision for credit losses year-over-year. The increase in the business line’s contribution (3.6 percent) in the second quarter of 2005 over the prior quarter was the result of higher total net revenue (3.4 percent), partly offset by an increase in total noninterest expense (1.7 percent) and provision for credit losses. Net interest income and noninterest income rose quarter-over-quarter by 6.7 percent and 2.0 percent, respectively. The increase in net interest income was primarily driven by growth in average deposit balances and favorable deposit spreads, while noninterest income increased largely due to seasonally higher tax preparation fees. Total noninterest expense was slightly higher in the second quarter due to an increase in net shared services expense.

     Payment Services includes consumer and business credit cards, debit cards, corporate and purchasing card services, consumer lines of credit, ATM processing, and merchant processing. Payment Services contributed $178 million of the Company’s net income in the second quarter of 2005, a 10.6 percent increase over the same period of 2004 and a 7.9 percent increase over the first quarter of 2005. The increase in Payment Services’ contribution in the second quarter of 2005 over the same period of 2004 was the result of higher total net revenue (11.6 percent) and a slightly

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U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

lower provision for credit losses (2.1 percent), partially offset by an increase in total noninterest expense (17.4 percent). The increase in total net revenue year-over-year was primarily due to growth in noninterest income (17.1 percent), partially offset by a reduction in net interest income (7.2 percent), reflecting higher corporate card balances and rebates. The increase in noninterest income was principally the result of growth in credit and debit card revenue (12.0 percent), corporate payment products revenue (16.5 percent), ATM processing services revenue (40.0 percent) and merchant processing services revenue (20.0 percent). All categories benefited from higher transaction volumes, some rate changes and business expansion initiatives. The growth in total noninterest expense year-over-year primarily reflected an increase in processing expense related to the business line’s revenue growth, including costs associated with expansion of the European merchant acquiring business and other smaller payment services acquisitions. The increase in Payment Services’ contribution in the second quarter of 2005 over the prior quarter was primarily due to seasonally strong growth in total net revenue (7.8 percent), partly offset by higher total noninterest expense (9.4 percent) and provision for credit losses (3.4 percent). Net interest income decreased 8.5 percent quarter-over-quarter, while fee-based revenue rose by 12.6 percent due to seasonally higher retail and corporate credit card sales volumes, ATM processing services revenue and merchant processing fees. The unfavorable variance in total noninterest expense from the prior quarter was primarily due to personnel and other costs to support ongoing business expansion and higher processing volumes, in addition to higher net shared services expense.

     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. In addition, changes in MSR valuations primarily due to interest rates are managed at a corporate level and, as such, reported within this business unit. Operational expenses incurred by Treasury and Corporate Support on behalf of the other business lines are allocated back to the appropriate business unit, primarily based on customer transaction volume and account activities, deposit balances and employee levels and are identified as net shared services expense. Treasury and Corporate Support recorded net income of $108 million in the second quarter of 2005, compared with net income of $169 million in the second quarter of 2004 and $134 million in the first quarter of 2005. The decrease in net income in the current quarter from the same quarter of 2004 was the net result of

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U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

unfavorable variances in net interest income ($147 million), the MSR valuation ($224 million) and debt prepayment expense ($52 million), partially offset by a $173 million favorable change in net securities gains (losses) and the $94 million tax benefit realized by the Company in the current quarter. The unfavorable change in net interest income (56.3 percent) year-over-year reflected the Company’s asset/liability management decisions to invest in lower-yield floating-rate securities, higher-cost fixed funding and repositioning of the Company for changes in the interest rate environment. Net income in the second quarter of 2005 was lower than net income in the first quarter of 2005, the result of unfavorable variances in net interest income ($36 million), the MSR valuation ($107 million) and debt prepayment expense ($54 million), partly offset by favorable variances in securities gains (losses) ($56 million) and the $94 million tax benefit realized in the current quarter. Total net interest income declined quarter-over-quarter, primarily due to the continuing asset/liability management decisions of the Company.

     Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.

CHAIRMAN AND CHIEF EXECUTIVE OFFICER, JERRY A. GRUNDHOFER, AND VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, DAVID M. MOFFETT, WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS ON TUESDAY, July 19, 2005, AT 7:00 a.m. (CDT). To access the conference call, please dial 800-540-0559 and ask for the U.S. Bancorp earnings conference call. Participants calling from outside the United States, please call 785-832-1508. For those unable to participate during the live call, a recording of the call will be available approximately one hour after the conference call ends on Tuesday, July 19, 2005, and will run through Tuesday, July 26, 2005, at 11:00 p.m. (CDT). To access the recorded message dial 888-274-8331. If calling from outside the United States, please dial 402-220-7332. After July 26th, a recording of the call will continue to be available by webcast on the U.S. Bancorp web site at usbank.com.

     Minneapolis-based U.S. Bancorp (“USB”), with $204 billion in assets, is the 6th largest financial holding company in the United States. The Company operates 2,383 banking offices and 4,877 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at usbank.com.

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U.S. Bancorp Reports Second Quarter 2005 Results
July 19, 2005

Forward-Looking Statements

     This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following, in addition to those contained in the Company’s reports on file with the SEC: (i) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services; (ii) changes in the domestic interest rate environment could reduce net interest income and could increase credit losses; (iii) inflation, changes in securities market conditions and monetary fluctuations could adversely affect the value or credit quality of the Company’s assets, or the availability and terms of funding necessary to meet the Company’s liquidity needs; (iv) changes in the extensive laws, regulations and policies governing financial services companies could alter the Company’s business environment or affect operations; (v) the potential need to adapt to industry changes in information technology systems, on which the Company is highly dependent, could present operational issues or require significant capital spending; (vi) competitive pressures could intensify and affect the Company’s profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments, or bank regulatory reform; (vii) changes in consumer spending and savings habits could adversely affect the Company’s results of operations; (viii) changes in the financial performance and condition of the Company’s borrowers could negatively affect repayment of such borrowers’ loans; (ix) acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties; (x) capital investments in the Company’s businesses may not produce expected growth in earnings anticipated at the time of the expenditure; and (xi) acts or threats of terrorism, and/or political and military actions taken by the U.S. or other governments in response to acts or threats of terrorism or otherwise could adversely affect general economic or industry conditions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

###

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U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended		Six Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	June 30,		June 30,
(Unaudited)	2005	2004	2005	2004

Interest Income
Loans	$2,027	$1,740	$3,938	$3,487
Loans held for sale	24	27	45	47
Investment securities	486	444	962	913
Other interest income	28	25	55	47

Total interest income	2,565	2,236	5,000	4,494
Interest Expense
Deposits	361	205	669	432
Short-term borrowings	143	59	255	109
Long-term debt	307	200	578	409

Total interest expense	811	464	1,502	950

Net interest income	1,754	1,772	3,498	3,544
Provision for credit losses	144	204	316	439

Net interest income after provision for credit losses	1,610	1,568	3,182	3,105
Noninterest Income
Credit and debit card revenue	177	159	331	301
Corporate payment products revenue	120	103	227	198
ATM processing services	57	45	104	87
Merchant processing services	198	165	376	306
Trust and investment management fees	253	251	500	500
Deposit service charges	234	202	444	387
Treasury management fees	117	121	224	239
Commercial products revenue	100	108	196	218
Mortgage banking revenue	110	110	212	204
Investment products fees and commissions	39	43	78	82
Securities gains (losses), net	1	(172)	(58)	(172)
Other	135	107	289	210

Total noninterest income	1,541	1,242	2,923	2,560
Noninterest Expense
Compensation	612	573	1,179	1,109
Employee benefits	108	91	224	191
Net occupancy and equipment	159	153	313	309
Professional services	39	35	75	67
Marketing and business development	67	49	110	84
Technology and communications	113	102	219	204
Postage, printing and supplies	63	60	126	122
Other intangibles	181	(47)	252	179
Debt prepayment	54	2	54	37
Other	199	215	374	386

Total noninterest expense	1,595	1,233	2,926	2,688

Income before income taxes	1,556	1,577	3,179	2,977
Applicable income taxes	435	540	987	932

Net income	$1,121	$1,037	$2,192	$2,045

Earnings per share	$.61	$.55	$1.19	$1.07
Diluted earnings per share	$.60	$.54	$1.17	$1.06
Dividends declared per share	$.30	$.24	$.60	$.48
Average common shares outstanding	1,833	1,892	1,842	1,904
Average diluted common shares outstanding	1,857	1,913	1,869	1,927

U.S. Bancorp
Consolidated Ending Balance Sheet

	June 30,	December 31,	June 30,
(Dollars in Millions)	2005	2004	2004

Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$6,442	$6,336	$7,476
Investment securities
Held-to-maturity	116	127	125
Available-for-sale	42,183	41,354	40,160
Loans held for sale	1,734	1,439	1,383
Loans
Commercial	43,180	40,173	40,065
Commercial real estate	27,743	27,585	27,204
Residential mortgages	17,966	15,367	14,380
Retail	44,555	43,190	41,181

Total loans	133,444	126,315	122,830
Less allowance for loan losses	(2,082)	(2,080)	(2,190)

Net loans	131,362	124,235	120,640
Premises and equipment	1,864	1,890	1,893
Customers’ liability on acceptances	95	95	169
Goodwill	6,372	6,241	6,226
Other intangible assets	2,584	2,387	2,475
Other assets	11,229	11,000	9,737

Total assets	$203,981	$195,104	$190,284

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$33,401	$30,756	$32,786
Interest-bearing	69,690	71,936	71,314
Time deposits greater than $100,000	18,732	18,049	15,827

Total deposits	121,823	120,741	119,927
Short-term borrowings	20,434	13,084	11,592
Long-term debt	34,788	34,739	33,665
Acceptances outstanding	95	95	169
Other liabilities	6,940	6,906	6,256

Total liabilities	184,080	175,565	171,609
Shareholders’ equity
Common stock	20	20	20
Capital surplus	5,903	5,902	5,860
Retained earnings	17,849	16,758	15,644
Less treasury stock	(3,984)	(3,125)	(2,316)
Other comprehensive income	113	(16)	(533)

Total shareholders’ equity	19,901	19,539	18,675

Total liabilities and shareholders’ equity	$203,981	$195,104	$190,284